Exhibit 99.H1

                                     FORM OF
                           CO-ADMINISTRATION AGREEMENT


         This CO-ADMINISTRATION AGREEMENT (the "Agreement") is made as of [_______________ ] by and among STEPHENS INC. ("Stephens"), BANC OF AMERICA ("BAAI") and NATIONS FUNDS TRUST (the "Trust").

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust desires to retain Stephens and BAAI to render certain administrative services for the investment portfolios of the Trust listed on Schedule I (individually, a "Fund" and collectively, the "Funds"), and Stephens and BAAI are willing to render such services.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

         1. Appointment.

                  (a) The Trust hereby appoints Stephens to act as Co-Administrator of the Funds and Stephens hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by the Trust, BAAI or Stephens, each new investment portfolio established in the future by the Trust shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

                  (b) The Trust also hereby appoints BAAI to act as Co-Administrator of the Funds, and BAAI hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 4, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Trust or BAAI, each new investment portfolio established in the future by the Trust shall automatically become a "Fund" for all purposes hereunder as if listed on Schedule I.

         2. Delivery of Documents. The Trust has furnished Stephens and BAAI with copies properly certified or authenticated of each of the following:

                  (a) The Trust's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act [(FILE NOS. __________ AND __________)], as filed with the Securities and Exchange Commission (the "SEC") relating to the Funds' shares (the "Shares");

                  (b) The Funds' most recent Prospectus(es); and

                  (c) The Funds' most recent Statement(s) of Additional Information.

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         The Trust will furnish Stephens and BAAI from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide Stephens and BAAI with any other documents that Stephens and BAAI may reasonably request and will notify Stephens and BAAI as soon as possible of any matter materially affecting either Stephens' or BAAI's performance of its services under this Agreement.

         3. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, Stephens, as Co-Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services from and after the effective date of this Agreement:

                  (a) Maintaining office facilities for the Trust (which may be in the offices of Stephens or a corporate affiliate);

                  (b) Furnishing clerical services, internal executive and administrative services and stationery and office supplies in connection with the foregoing;

                  (c) Assist in furnishing statistical and research data and data processing services in connection with the foregoing;

                  (d) Furnishing corporate secretarial services, including assisting in the coordination of the preparation and distribution of materials for Board of Trustees meetings;

                  (e) Providing the services of certain persons who may be appointed as officers of the Trust by the Trust's Board of Trustees;

                  (f) Assist in coordinating the provision of legal advice and counsel to the Trust with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Trust and assisting in the strategic response to such developments, counseling and assisting the Trust in routine regulatory examinations or investigations of the Trust, and working closely with outside counsel to the Trust in connection with any litigation in which the Trust is involved;

                  (g) Assist in coordinating the preparation of reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

                  (h) Coordinating with the Trust regarding the jurisdictions in which the Shares shall be registered or qualified for sale and, in connection therewith, being responsible for the registration or qualification and the maintenance of such registration or qualification of Shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Trust or any Fund as a dealer or broker shall be made or reimbursed by the Trust or that Fund, respectively;

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                  (i) Assisting in the preparation and filing on a timely basis of various reports, registration statements and post-effective amendments thereto, and other documents required by federal, state and other applicable laws and regulations, other than those filed or required to be filed by BAAI or the Funds' Sub-Advisers, Transfer Agent, Sub-Transfer Agent or Custodian;

                  (j) Performing certain compliance procedures for the Trust which will include, among other matters, monitoring compliance with personal trading guidelines by the Trust's Board of Trustees; and

                  (k) Generally assisting in all aspects of the Trust's operations.

         In performing all services under this Agreement, Stephens shall (i) act in conformity with: the Trust's Declaration of Trust and Bylaws, the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time, and the Trust's Registration Statement, as such Registration Statement may be amended from time to time; (ii) consult and coordinate with the Trust, as necessary and appropriate; and (iii) advise and report to the Trust, as necessary or appropriate, with respect to any compliance matters that come to its attention.

         Stephens represents and warrants to the Trust that it will use reasonable efforts to perform its duties and obligations under this Agreement without: (a) any failure of its computer systems, or those used by it in the performance of its duties hereunder, to properly record, store, process, calculate or present calendar dates falling on and after, and time spans including, January 1, 2000 as a result of the occurrence of, or use of data containing, such date; (b) any failure of its computer systems, or those used by it in the performance of its duties hereunder, to calculate any information dependent on or relating to dates on or after January 1, 2000; or (c) any loss of functionality or performance with respect to the maintenance of records or processing of data containing dates falling on or after January 1, 2000 ((a), (b), and (c) above shall be referred to as "Y2K Failures"). Notwithstanding the above, Stephens shall not be liable for any Y2K Failures caused by Y2K Failures in a third party system with which Stephens interfaces or from which Stephens receives data in connection with the performance of its duties hereunder.

         In performing its services under this Agreement, Stephens shall cooperate and coordinate with BAAI as necessary and appropriate and shall provide such information as is reasonably necessary or appropriate for BAAI to perform its responsibilities to the Trust.

         4. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, BAAI, as Co-Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services, from and after the effective date of this Agreement:

                  (a) providing accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940

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Act of such accounts, books and records of the Trust as may be required by
Section 31(a) of the 1940 Act and the rules thereunder). BAAI further agrees that all such records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request;

                  (b) valuing each Fund's assets and calculating the net asset value and the net income of the shares of each Fund in accordance with the Trust's current Prospectus(es), applicable pricing procedures and resolutions of the Trust's Board of Trustees, provided, that in performing such services, BAAI shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Funds' Sub-Advisers;

                  (c) accumulating information for reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

                  (d) preparing and filing on a timely basis the Trust's tax returns and other tax filings;

                  (e) monitoring the development and implementation of certain compliance procedures for the Trust including, but not limited to, monitoring
(i) each Fund's status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, including performing, on a monthly basis and based upon information provided by the Fund's Sub-Advisers, the 90% gross income and asset diversification tests derived from such Sub-Chapter; and (ii) compliance by each Fund with its investment objective, policies and restrictions, and applicable laws and regulations;

                  (f) preparing and furnishing to the Trust monthly broker security transaction summaries and monthly security transaction listings and (at the Trust's request) performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested;

                  (g) assisting the Trust and its agents in their accumulation and preparation of materials for the Board of Trustees' meetings and for regulatory examinations and inspections of the Trust, to the extent such materials relate to the services being performed for the Trust by BAAI; and

                  (h) coordinate the provisions of services to the Trust by other service providers to the Trust, including the transfer agent, sub-transfer agent and custodian.

         In performing all services under this Agreement, BAAI shall (i) act in conformity with the Trust's Declaration of Trust and Bylaws; the 1940 Act and the rules thereunder, and other applicable laws and regulations, as the same may be amended from time to time; and the Trust's Registration Statement, as such Registration Statement may be amended from time to time, (ii) consult and coordinate with the Trust, as necessary and

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appropriate, and (iii) advise and report to the Trust, as necessary or appropriate, with respect to any compliance matters that come to its attention.

         BAAI represents and warrants to the Trust that it will use reasonable efforts to perform its duties and obligations under this Agreement without: (a) any failure of its computer systems to properly record, store, process, calculate or present calendar dates falling on and after, and time spans including, January 1, 2000 as a result of the occurrence of, or use of data containing, such date; (b) any failure of its computer systems to calculate any information dependent on or relating to dates on or after January 1, 2000; or
(c) any loss of functionality or performance with respect to the maintenance of records or processing of data containing dates falling on or after January 1, 2000 ((a), (b), and (c) above shall be referred to as "Y2K Failures"). Notwithstanding the above, BAAI shall not be liable for any Y2K Failures caused by Y2K Failures in a third party system with which BAAI interfaces or from which BAAI receives data in connection with the performance of its duties hereunder including, without limitation, the system of any sub-administrator engaged pursuant to Paragraph 4.

         In connection with its duties under this Paragraph 4, it is understood and agreed that BAAI may, at its own expense, enter into sub-administration agreements with other service providers and the Fund(s), provided that each such service provider agrees with BAAI and the Fund(s) to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. In addition, upon notice to the Board of Trustees of the Trust, the parties agree that BAAI may from time to time assume some or all of Stephens' duties set forth in Paragraph 3 above.

         In performing its responsibilities under this Agreement, BAAI shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information within its possession or control as is reasonably necessary or appropriate to Stephens to enable it to perform its responsibilities to the Trust.

         5. Compensation.

                  (a) Stephens shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in Paragraph 5(a)(2) below.

                        (1) Stephens will from time to time employ or associate with such person or persons as Stephens may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both Stephens and the Trust. The compensation of such person or persons shall be paid by Stephens and no obligation shall be incurred on behalf of the Trust or BAAI in such respect.

                        (2) Stephens shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other

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governmental agencies; fees of Trustees of the Trust who are not affiliated with
Stephens; outside auditing expenses; outside legal expenses; fees of any other service provider to the Trust; or other expenses not specified in this Section 5(a) which may be properly payable by the Trust and which are approved by the Trust's President or Treasurer.

                        (3) The Trust will compensate Stephens for its services rendered pursuant to this Agreement in accordance with Schedule A. In addition, the Trust shall reimburse Stephens for certain reasonable out-of-pocket distributions made in connection with fulfilling its obligations under the Agreement. The items eligible for reimbursement are set forth on Schedule A.

                  (b) BAAI shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 5(b)(2) below.

                        (1) BAAI will from time to time employ or associate with such person or persons as BAAI may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees of both BAAI and the Trust. The compensation of such person or persons shall be paid by BAAI and no obligation shall be incurred on behalf of the Trust or Stephens in such respect.

                        (2) BAAI shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with BAAI; outside auditing expenses; outside legal expenses; fees of independent pricing services utilized by BAAI to value each Fund's assets; fees of any other service provider to the Trust (other than a sub-administrator engaged pursuant to Paragraph 4); or other expenses not specified in this Section 5(b) which may be properly payable by the Trust and which are approved by the Trust's President or Treasurer.

                        (3) The Trust will compensate BAAI for its services rendered pursuant to this Agreement in accordance with Schedule A. In addition, the Trust shall reimburse BAAI for certain reasonable out-of pocket distributions made in connection with fulfilling its obligations under the Agreement. The items eligible for reimbursement are set forth on Schedule A.

         6. Limitation of Liability; Indemnification.

                  (a) Stephens shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Stephens' willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

                  (b) BAAI shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its

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obligations and duties under this Agreement, except a loss resulting from BAAI's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof.

                  (c) The Trust, on behalf of each Fund, will indemnify Stephens and/or BAAI against and hold each harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Fund and not resulting from the willful misfeasance, bad faith or gross negligence of Stephens and/or BAAI in the performance of such obligations and duties or by reason of their reckless disregard thereof. Stephens and/or BAAI will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. Any amounts payable by the Trust under this
Section 6(c) shall be satisfied only against the assets of the Fund involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Trust.

         7. Effective Date; Termination of Agreement.

                  (a) This Agreement shall become effective, on a Fund by Fund basis, upon the completion of the transfer of a Fund's accounting function to The Bank of New York, notice of which shall be provided by the Trust to Stephens and BAAI for each Fund. This Agreement shall remain in full force and effect with respect to such Fund(s) unless terminated pursuant to the provisions of
Section 7(c).

                  (b) The parties agree that the administration arrangements between Stephens and the Trust [dated ___________], and the sub-administration arrangements between Stephens and BAAI, dated November 18, 1997, with respect to the Funds shall be terminated on a Fund by Fund basis upon the effectiveness of this Agreement.

                  (c) This Agreement may be terminated at any time without payment of any penalty, upon 60 days' written notice, by vote of the Board of Trustees of the Trust, by Stephens or by BAAI. Stephens and BAAI will each cooperate with and assist the Trust, its agents and any successor administrator or administrators in the substitution/conversion process.

                  (d) Sections 6 and 9 shall survive this Agreement's termination.

         8. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         9. Confidentiality. All books, records, information and data pertaining to the business of the Trust, its prior, present or potential shareholders and BAAI's customers that are exchanged or received pursuant to the performance of Stephens' and/or BAAI's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of BAAI's and Stephens' responsibilities and duties hereunder.

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         10. Service to Other Companies or Accounts. The Trust acknowledges that both Stephens and BAAI now act, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, investment sub-adviser and/or administrator to other investment companies or series of investment companies, and the Trust has no objection to either Stephens or BAAI so acting. The Trust further acknowledges that the persons employed by both Stephens and BAAI to assist in the performance of their duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Stephens or BAAI or any affiliate of either to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         11. Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust, Stephens or BAAI shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Trust:
                  Nations Funds Trust
                  111 Center Street, Suite 3000
                  Little Rock, Arkansas  72201
                  Attention:  Secretary

                  To Stephens:
                  Stephens Inc.
                  111 Center Street, Suite 3000
                  Little Rock, Arkansas  72201
                  Attention:  Richard H. Blank, Jr.

                  To BAAI:
                  Banc of America Advisors, Inc.
                  One Bank of America Plaza
                  33rd Floor
                  Charlotte, NC  28255
                  Attention:  Edward D. Bedard

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other parties.

                  (c) This Agreement shall be construed in accordance with the laws of the State of Delaware.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

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                  (e) The captions of this Agreement are included for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (f) This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.



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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

                                         STEPHENS INC.



                                         By: _________________________________
                                              Name:    Richard H. Blank, Jr.
                                              Title:   Senior Vice President


                                         BANC OF AMERICA ADVISORS, INC.



                                         By: __________________________________
                                             Name:    Edward D. Bedard
                                             Title:   Senior Vice President and
                                             Chief Operating Officer


                                         NATIONS FUNDS TRUST


                                         By: __________________________________
                                              Name:    James E. Banks, Jr.
                                              Title:   Assistant Secretary



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                                   SCHEDULE I

1.   Nations High Yield Fund

2.   Nations Kansas Intermediate Municipal Bond Fund

3.   Nations MidCap Index Fund

Amended: [_______________]





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                                   SCHEDULE A

         For services rendered pursuant to this Agreement, the Trust will pay Stephens and BAAI, in the aggregate, an administration fee, computed daily and payable monthly, based on annual rate of each Fund's daily net assets as follows:

                  1.         Money Market Funds:                  [0.10%]

                  2.         Fixed Income Funds:                  [0.22%]

                  3.         International Funds:                 [0.22%]

                  4.         Domestic Equity Funds:               [0.23%]

         It is understood and agreed among the parties that the aggregate administration fee payable hereunder shall be divided by and between Stephens and BAAI, as they may agree from time to time.

         In addition to the asset-based fee set forth above, the Trust shall reimburse Stephens, BAAI and any sub-administrator engaged pursuant to Paragraph 4 for certain reasonable out-of-pocket expenses incurred by them in connection with the performance of their respective duties hereunder.

         Reimbursable out-of-pocket expenses shall include the following: reasonable costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services, and forms and supplies.


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